Exhibit 10.35


                           CHANGE OF CONTROL AGREEMENT


     THIS AGREEMENT is made as of September 20, 2000 by and between Remington Products Company, L.L.C., a Delaware corporation ("Remington"), and "NAME" (the "Executive").


                                   WITNESSETH

     WHEREAS, the Management Committee of Remington recognizes that the possibility of a Change of Control (as hereinafter defined) exists and that the threat or the occurrence of a Change of Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

     WHEREAS, the Management Committee of Remington has determined that it is essential and in the best interest of Remington and its members to retain the services of the Executive in his position as "TITLE" in the event of a threat or occurrence of a Change of Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security;

     WHEREAS, in order to induce the Executive to remain in the employ of Remington, particularly in the event of a threat or the occurrence of a Change of Control, Remington desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change of Control; and

     WHEREAS, the terms of this Agreement have been approved by more than 75% of the voting power of all outstanding capital stock of Remington.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

     1. Term of Agreement. This Agreement shall commence as of the date hereof and shall continue in effect until December 31, 2002; whereupon, and, on each anniversary thereof (so long as a Change of Control has not occurred on or before December 31, 2002), the term of this Agreement shall automatically be extended for an additional one-year period, unless either the Company or the Executive shall have given written notice to the other at least 180 days prior thereto that the term of this Agreement shall not be so extended; provided, however, that so long as the Company (as defined in Section 2.1) has achieved, or is reasonably expected to have achieved, an EBITDA of at least $50 million (the "Target EBITDA") for the most recent fiscal year ending prior to such anniversary, the Company shall not be entitled to give such notice; and provided, further, however, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change of Control during the term of this Agreement (as otherwise provided for herein). For purposes of this Section 1, "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization.

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2.       Definitions.

     2.1. Company and Management Committee. For purposes of this Agreement, (a) "Company" shall include Remington and its Successors and Assigns, as applicable, and (b) "Board" shall mean the Management Committee (or other successor governing or executive committee, board or other such body) of the Company.

     2.2. Accrued Compensation. For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date including (i) base salary, (ii) vacation pay (to the extent provided by Company (as hereinafter defined) policy or applicable law), and
(iii) compensation previously deferred (including any earnings on such deferrals, but excluding any qualified plan deferrals).

     2.3. Base Salary. For purposes of this Agreement, "Base Salary" shall mean the Executive's annual base salary at the rate in effect on the Effective Date (as hereafter defined) or the Termination Date, whichever is higher, and shall include all amounts of his base salary that have been deferred with respect to the year in which the Effective Date occurs under any other agreement or arrangement with the Company.

     2.4. Target Bonus and Pro Rata Bonus. For purposes of this Agreement, (a) "Target Bonus" shall mean the Executive's annual target bonus in effect for the fiscal year during which the Effective Date occurs, or in which the Termination Date occurs, whichever is higher, and (b) "Pro Rata Bonus" shall mean an amount equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of days in the Company's fiscal year in which the Executive's employment terminates, during which the Executive was employed, through the Termination Date, and the denominator of which is 365.

     2.5. Cause. For purposes of this Agreement, a termination of employment is for "Cause" if:

          (a) the Executive has been indicted for, or enters a plea of not guilty or nolo contendere in connection with, a felony; or

          (b) the termination is evidenced by a resolution adopted in good faith by at least a majority of the Board (excluding the vote of the Executive if he is on the Board) which states that the
               Executive:

          (i) willfully and continually failed substantially to perform his duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness or from the assignment of duties to the Executive that would constitute Good Reason as hereinafter defined), which failure continued after a written notice of demand for substantial performance has been delivered to the Executive by the Board specifying the manner in which the Executive has failed substantially to perform and such failure to perform has not been substantially cured after a period of at least thirty days after the Executive receives such demand, or

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          (ii) willfully  engaged in gross  misconduct which is demonstrably and materially injurious to the Company;

               provided, however, that no termination of the Executive's employment shall be for Cause as set forth in clause (b) above until the Executive shall have been provided an opportunity to be heard in person by the Board upon 30 days' prior written notice.

     2.6. Change of Control. For purposes of this Agreement, a "Change of Control" shall mean:

               (a) prior to an initial Public Offering of Common Stock, the date Vestar Capital Partners III, L.P., together with any investor therein or any affiliate thereof ("Vestar"):

               (i) experiences a reduction in Vestar's "beneficial ownership" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the "Act"), which shall in any event include having the power to vote (or cause to be voted at Vestar's direction) pursuant to contract, irrevocable proxy or otherwise), directly or indirectly, in the aggregate, of the total voting power of the Company beneficially owned by Vestar as of the date hereof, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or assets by the Company or otherwise, and

               (ii) does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board;

               (b) coincident  with or subsequent to an initial Public  Offering of Common Stock, the date that:

               (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act), other than Vestar, is or becomes the beneficial owner (as defined in clause (a)(i) above, except that such person shall be deemed to have "beneficial ownership" of all securities that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 20% of the total voting power of the Company; and

               (ii) Vestar  "beneficially  owns" (as  defined  in clause  (a)(i)
                    above), directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Company than such other person; and

               (iii)Vestar  does not have the right or ability by voting  power, contract or otherwise to elect or designate for election a majority of the Board; or

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               (c)  the date,  following  the  expiration  of any  period of two consecutive years, that individuals, who at the beginning of such period constituted the Management Committee of the Company (together with any new directors whose election by such Management Committee, or whose nomination for election by the members of the Company, was approved by a vote of 51% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Management Committee of the Company then in office.

     For purposes of clauses (a) and (b), Vestar shall be deemed to beneficially own voting power of a corporation held by any other corporation (the "parent corporation") so long as Vestar beneficially owns, directly or indirectly, in the aggregate, a majority of the voting power of the parent corporation. For purposes of clause (b), "Public Offering" shall mean the sale of securities of the Company to the public (x) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (excluding any registration of such securities on a Form S-4 or Form S-8) and (y) which results in an active trading market in such securities (it being understood that such an active trading market shall be deemed to exist if, among other things, such securities are listed on a national securities exchange or on NASDAQ). For purposes hereof, Vestar shall be deemed to have voting power over each security of the Company owned by any employee of the Company.

     2.7. Successors and Assigns. For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other person or entity acquiring all or substantially all of the securities or assets and business of Remington whether by merger, purchase, operation of law or otherwise, and any affiliate of such Successors and Assigns.

     2.8. Disability; Retirement.

               (a)  For purposes of this  Agreement,  (i) except as set forth in
                    Section 2.8(b) below, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his normal duties with the Company, as they existed immediately prior to such infirmity, on a full time basis, for a period of 120 days in any 365-day period, which disability shall be certified to the Company by a physician of the Executive's choice who is reasonably satisfactory to the Company, and the Executive has not returned to his full-time employment prior to the Termination Date, and (ii) "Retirement" shall mean the early, normal or late retirement under a pension plan sponsored by the Company (or any plan of the Company's parent or affiliates in which the Executive is a participant), as defined in such plan.

               (b) In the event an employment agreement is in place between the Executive and the Company, the definition of "Disability" set forth in such employment agreement shall apply for purposes of this Agreement.

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          2.9. Good Reason.

                    (a) For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change of Control of any of the events or conditions described in subsections (i) through (vi) below:

                    (i) the Executive's annual base salary or annual target bonus opportunity is reduced below the amount in effect on the date on which the Change of Control occurs (the "Effective Date");

                    (ii) a change in the Executive's  duties,  responsibilities, title or status which represents a material and adverse change from his duties, responsibilities title or status as in effect on the Effective Date or the assignment of duties or responsibilities materially inconsistent from the duties or responsibilities performed by the Executive on the Effective Date; provided, however, that a mere change of reporting responsibility that directly results from the Company becoming a subsidiary of the entity effecting the Change of Control shall not, in and of itself, constitute Good Reason hereunder;

                    (iii)the long-term incentive  compensation  (including stock option and/or other equity-related grants) offered to the Executive and the basis or conditions for the Executive's participation therein are materially less than the long-term incentive compensation (including stock option and other equity-related grants) generally offered to similarly-situated officers of the acquiring company in the Change of Control;

                    (iv) the  Executive  is  required  to be based at any  place outside a 40-mile radius from the location where the Executive was based and performed services on the Effective Date;

                    (v) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 7 hereof; and

                    (vi) the failure of the Company to pay any  compensation  or benefits to which the Executive is entitled within the period ending on the later of thirty (30) days after the applicable due date and the fifth day after the Company receives notice from the Executive of such failure to pay.

                    (b) The Executive shall give the Company written notice, within 10 days after the date of the Executive's discovery or actual knowledge of the occurrence of any of the events or conditions described in Section
                         2.9(a), which he claims is the basis for termination with Good Reason. The Company shall have 30 days from the receipt of such notice in which to cure or resolve the behavior in question before the Executive is entitled to terminate his employment with Good Reason.

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     2.10.  Notice of Termination.  For purposes of this Agreement,  following a
Change of Control, "Notice of Termination" shall mean a written notice of termination from the Company of the Executive's employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     2.11. Termination Date. For purposes of this Agreement, for the twelve (12) month period following a Change of Control, "Termination Date" shall mean (a) in the case of the Executive's death, his date of death, (b) in the case of Good Reason, the last day of his employment, and (c) in all other cases, the date specified in the Notice of Termination.

     3. Termination of Employment. If, during the term of this Agreement, the Executive's employment with the Company shall be terminated within twelve (12) months following a Change of Control, the Executive shall be entitled to the following compensation and benefits:

                    (a) Termination for Cause or Disability by Company; Termination without Good Reason or Retirement by Executive; Death. If the Executive's employment with the Company is terminated (i) by the Company for Cause or Disability, (ii) by the Executive other than for Good Reason, or (iii) by reason of the Executive's death or Retirement, the Company shall pay to the Executive the following:

                    (i) Accrued Compensation and any other accrued or vested benefits of the Executive provided in accordance with the terms of any applicable employee benefit plan of the Company (or any of its affiliates); and

                    (ii) if such termination is as a result of death, Disability or Retirement, the Pro Rata Bonus.

                    In addition, if the Executive's employment is terminated for Disability, the Executive will be entitled to receive the disability benefits provided for in his employment agreement with the Company or an affiliate; provided, however, that if Executive does not have an employment agreement or his employment agreement does not provide for disability benefits, the Executive shall receive a continuation of any existing long-term disability benefits, at the Company's expense, for the period ending on the earlier to occur of the termination of the Executive's Disability or his 65th birthday.

                    (b) Termination without Cause by Company; Termination for Good Reason by Executive. If the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following:

                    (i)  the  Company   shall  pay  the  Executive  all  Accrued
                         Compensation and a Pro Rata Bonus;

                    (ii) the Company  shall pay the  Executive as severance  pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to the sum of (A) two times the Base Salary, plus (B) one times the Target Bonus;

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                    (iii)for a period  commencing  on the  Termination  Date and ending on the date  which is  twenty-four  (24)  months
                         following  the  Termination  Date  (the   "Continuation
                         Period"),  the Company shall at its expense continue on
                         behalf  of  the  Executive  and  his   dependents   and
                         beneficiaries the medical, dental, life and disability insurance benefits provided to the Executive on the Termination Date (or, in the case of medical and dental
                         benefits,   such  amounts  will  be  credited   towards
                         applicable   obligations   of  the  Company  under  the
                         Consolidated  Omnibus  Budget   Reconciliation  Act  of
                         1985). The Company's obligation hereunder with respect to the foregoing benefits shall be terminable to the extent that the Executive obtains comparable benefits pursuant to a subsequent employer's benefit plans, in which case the Company may terminate the coverage of any benefits it is required to provide the Executive
                         hereunder.   This   subsection   (iii)   shall  not  be
                         interpreted  so as to limit any  benefits  to which the
                         Executive,   his   dependents  or   beneficiaries   may
                         otherwise be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

                    (iv) the   Company   shall   provide    additional   pension
                         contributions  under all Company or  affiliate  pension
                         plans for the Continuation Period (except that where such contributions may not be provided without adversely affecting the qualified status of a pension plan, the Executive shall instead receive a payment equal to the contributions that would have been made during the Continuation Period); and

                    (v) the Company shall fully vest the Executive in any unfunded pension benefit provided under any nonqualified pension plan, program or arrangement in which the Executive participated (including, without limitation, the Deferred Compensation Plan); and

                    (vi) unless it would adversely affect the Company's  ability to use pooling-of-interest accounting in a Change of Control transaction in which such accounting is intended to be used, the Company shall immediately and fully vest, as of the Termination Date, all of the Executive's then-outstanding stock options, stock appreciation rights, phantom stock awards, and restricted stock granted or issued by the Company prior to the Change of Control to the extent not previously vested on or following the Change of Control; and

                    (vii)if so requested  by the  Executive,  the Company  shall
                         provide  outplacement   services  consistent  with  the
                         Company's past practices.

                    (c)  The payments provided for in Sections 3(a) and 3(b)(i),
                         (ii), and (iv) shall be paid in a single lump sum cash payment within ten (10) days after the Executive's Termination Date (or earlier, if required by applicable law).

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                    (d)  The  severance  pay and  benefits  provided for in this
                         Section 3 shall be reduced by the amount of any other severance or termination pay to which the Executive may be entitled under any other severance plan or policy in effect at the Company.

                    (e) The Company shall provide the Executive with Directors and Officers ("D&O") and Errors and Omissions ("E&O") insurance in limits reasonably acceptable to Executive. The Company also agrees to indemnify and defend the Executive, to the fullest extent permitted by law and the Company's corporate bylaws, with respect to any and all claims which arise from or relate to the Executive's duties as an officer, member of the Board or employee of the Company.

     4.         Gross-Up.

                    (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, phantom equity awards or similar right, or the lapse or termination of ant restriction on the vesting or exercisability of any of the foregoing) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") by reason of being "contingent on a change in ownership or control" of the Company, within Section 280G of the Code (or any successor provision thereto) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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                    (b)  Subject to the  provisions of Section 4(a) hereof,  all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of Termination Date, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
                         Section 4, shall be paid by the Company to the Executive (or to the appropriate taxing authority on the Executive's behalf) when due immediately prior to the date the Executive is required to make payment of any Excise Tax or other taxes. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in
                         writing,   with  an  opinion  that  the  Executive  has
                         substantial authority not to report any Excise Tax on his federal state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service
                         or  a  court  of  competent   jurisdiction;   provided,
                         however, that no such determination shall eliminate or reduce the Company's obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant
                         to  Section  4(c)  and  the  Executive   thereafter  is
                         required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify the Company and the Executive of such
                         calculations,   and  any  such  Underpayment  shall  be
                         promptly paid by the Company to or for the benefit of the Executive within five (5) business days after receipt of such determination and calculations.

                    (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty
                         (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (d) If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to this
                         Section 4, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

     5. Notice of Termination. Following a Change of Control, any purported termination of the Executive's employment by the Company shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

     6. Confidentiality; Non-Competition.

     (a) Without the Company's written consent, the Executive shall not:

                    (i) at any time during or after the Executive's employment with the Company, disclose any non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company or any of its affiliates, except when required by the Company in the course of fulfilling his duties, a court of competent jurisdiction or applicable law; or

                    (ii) at any time while  employed  by the Company and for one year following the Termination Date, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or any of its affiliates at any time during the 12 months immediately preceding such solicitation.

     (b) For two years following the Termination Date, the Executive shall not, whether on the Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly,

                    (i) engage in any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which the Executive was aware, as of the Termination Date) (a "Competitive Business");

                    (ii) enter the  employ of, or render  any  services  to, any person or entity (or any division of any person or entity) who or which derives more than 15% of its annual revenues from any Competitive Business (or which is part of a controlled group of corporations which derives more than 15% of its annual revenues from any Competitive Business), or any person or entity (or any division of any person or entity) who or which (or has an affiliate which), during the term in which the Executive is employed or rendering services, acquires any Competitive Business, such that such person or entity (or division of such person or entity) derives more than 25% of annual revenues from any Competitive Business (or is part of a controlled group of corporations which derives more than 25% percent of its annual revenues from any Competitive Business); or

                    (iii)acquire a  financial  interest  in,  or,  as  described below, otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, member, shareholder, member, officer, employee, director, principal, agent, trustee or consultant; provided, however, that the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a
                         Competitive Business which is publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (a) is not a controlling person of, or a member of a group which controls, such person, and (b) does not, directly or indirectly, own 5% or more of any class of securities of such person.


                    (c) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     7. Mutual Non-Disparagement. The Company, its affiliates and subsidiaries agree and the Company shall use its commercially reasonable best efforts to cause their respective executive officers and directors to agree, that they will not make or publish any statement critical of the Executive, or in any way adversely affecting or otherwise maligning the Executive's reputation. The Executive agrees that he will use his reasonable efforts not to make or publish any statement critical of the Company, its affiliates and their respective executive officers and directors, or in any way adversely affecting or otherwise maligning the business or reputation of any member of the Company, its affiliates and subsidiaries and their respective officers, directors and employees.

     8. Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

     9. Legal Expenses. The Company shall pay all reasonable costs and expenses (including, without limitation, any and all court costs and attorneys' fees and expenses) incurred by the Executive in connection with any good faith disputes arising under this Agreement or any provision hereof, as such costs and expenses are incurred.

     10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of
Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, by overnight courier or by facsimile, addressed to the respective addresses and facsimile numbers last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.


     11. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement).

     12. Vested Benefits. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     13. No Guaranteed Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and may be terminated by either the Executive or the Company at any time.

     14. Settlement of Claims; No Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3(b)(iii).

     15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     16. Withholding. Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.

     17. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement (or any provisions hereof) in any court of competent jurisdiction in the state in which the Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

     18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     20.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.


     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                                     REMINGTON PRODUCTS COMPANY, L.L.C.




                                     By:................................
                                       Name:
                                       Title:




                                     By:................................
                                       Executive